Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 4 to Form S-1 of our report dated April 8, 2022, except for Notes 1, 2, 3, 4, 5, 6 and 8 which are dated December 14, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Flag Ship Acquisition Corporation as of December 31, 2021 and for the year ended December 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

We were dismissed as auditors on December 31, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Amendment No. 4 to Form S-1 for the periods after the date or our dismissal.

/s/ Friedman LLP

New York, New York

October 06, 2023